PURCHASE AGREEMENT

Seller:  CSC of Minnesota LLC, a Minnesota
Limited Liability Company

Buyer:  IRET Properties, a North Dakota
Limited Partnership

Property:  Cold Spring Center
4150 Second Street South
St. Cloud, MN

Date of Agreement:  January  8, 2001

INDEX

1.	Sale of Property

2.	Earnest Money

3.	Purchase Price and Payment

4.	Buyer’s Right to Terminate

5.	Title Examination

6.	Seller’s Representations and Warranties

7.	1031 Tax Free Exchange

8.	Buyer’s Conditions to Closing

9.	Closing

10.	Seller’s Closing Documents

11.	Buyer’s Closing Documents

12.	Prorations

13.	Operation Prior to Closing

14.	Damage

15.	Condemnation

16.	Remedies

17.	Broker’s Commission

18.	Mutual Indemnification

19.	Assignment

20.	Time

21.	Survival

22.	Notices

23.	Captions

24.	Entire Agreement

25.	Binding Effect

26.	Capitalized Terms

27.	Interpretation

28.	Severability

29.	Waiver of Benefits

30.	Controlling Law

31.	Certificate of Dates

32.	Counterparts

EXHIBITS

Exhibit A-	Legal Description of Real Property

Exhibit B-	Escrow Instructions

Exhibit C-	Certificate of Dates

PURCHASE AGREEMENT

             THIS PURCHASE AGREEMENT (“Agreement”) is entered into effective as of January 8, 2001, between CSC of Minnesota LLC, a Minnesota Limited Liability Company (“Seller”) and  IRET Properties, a North Dakota Limited Partnership (“Buyer”).

WITNESSETH:

In consideration of the covenants and provisions hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Seller and Buyer agree as follows:

             1.          Sale of Property.  Subject to the terms and on the conditions hereinafter set forth, Seller agrees to sell to Buyer, and Buyer agree to buy from Seller, the following property (collectively, the “Property”):

(a)   Real Property. That certain property known as Cold Spring Center located at 4150 Second Street South, St. Cloud, MN, which is legally described on Exhibit A attached hereto (the “Land”) together with (I) all buildings and improvements now located on the Land (the “Improvements”), and (ii) all easements, interests, rights and privileges, benefiting or appurtenant to the Land including, but not limited to, all rights, title and interest of Seller in and to any land lying in the bed of any highway, street, road or avenue or alley, existing or proposed, in front of or abutting o adjoining the Land and all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the Land or the Improvements or for damage thereto by reason of a change of grade of any highway, street, road, avenue or alley (collectively, the “Real Property”).

(b)  Personal Property.  All personal property owned by Seller and located on said Real Property.

(c)   Warranties.  Seller’s interests in all warranties and guaranties given to, assigned to or benefiting Seller of the Real Property with respect to the acquisition, construction, design, use, operation, management or maintenance of the Real Property (the “Warranties”).

(d)  Plans.  Copies of the as-built blueprints, plans and specifications for the Improvements to the extent in Seller’s possession (the “Plans”).

             Hereinafter, the Warranties and Plans are collectively referred to as the “Operational Documents.”

             2.          Earnest Money.  If Buyer does not exercise Buyer’s right to terminate this Agreement pursuant to Section 4, Buyer shall, within three (3) days after the Termination Date, deliver One Hundred Thousand Dollars ($100,000.00) in U.S. Federal Funds (the “Earnest Money”) to Stewart Title Guarantee Company, c/o Carma Allen, 50 South Steele, Suite 600, Denver, CO  80209, (303)331-0333 (the “Escrow Agent”), a Texas company.  Upon receipt of the Earnest Money, the Escrow Agent shall deposit the Earnest Money into an interest bearing escrow account, which shall be invested at Buyer’s direction.  Except as provided in Section 16, all interest earned on the Earnest Money shall belong to the Buyer.  The Escrow Agent, shall acknowledge its agreement to hold and deliver the Earnest Money in accordance with the terms of this Agreement and the Letter of Instructions, a copy of which is attached hereto as Exhibit B, by executing the Letter of Instructions and returning a copy thereof to Seller and Buyer.  FAILURE TO DEPOSIT THE EARNEST MONEY WITHIN THE STATED TIME SHALL TERMINATE THIS AGREEMENT

             3.          Purchase Price and Payment.  The total purchase price (“Purchase Price”) to be paid by the Buyer for the Property shall be Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000).  The balance of the Purchase Price shall be paid by Buyer in cash, certified funds or by wire transfer on the Closing Date.  Said purchase price shall be disbursed as provided in Paragraph 7 hereof to accomplish a tax free exchange.

             4.          Buyer’s Right to Terminate.  Notwithstanding anything to the contrary which is contained in this Agreement, Buyer shall have the right to terminate this Agreement, for any reason, by delivering written notice thereof (the “Termination Notice”) to Seller and to the Escrow Agent on or before February 16, 2001 ( the “Termination Date”). If Buyer terminates this Agreement in accordance with this Section, the Escrow Agent shall promptly return the Earnest Money and all accrued interest thereon to Buyer, this Agreement shall be thereby terminated and neither Seller nor Buyer shall have any further rights or obligations under this Agreement except that Buyer shall have the right to recover any damages that Buyer has sustained as a result of any breach by Seller of its representations and warranties in this Agreement.

             5.          Title Examination.  Title Examination will be conducted as follows:

(a)         Title Evidence.  Within fifteen (15) days after the Termination Date, Seller shall, at Buyer’s expense, furnish Buyer with the following (collectively, the “Title Evidence”):

(i)          Title Insurance Commitment.  A commitment for an ALTA Owner’s policy of title insurance for the Real Property dated subsequent to the date hereof which shall be issued by the Escrow Agent (the “Commitment”).  The Commitment shall show all exceptions to title including, but not limited to, all covenants, conditions, restrictions, reservations, easements, rights, and rights-of-way, liens, and other matters of record, and shall include proper searches for bankruptcies, judgments, and State and Federal tax liens affecting the Real Property or Seller.

(ii)         Exception Documents.  Complete and legible copies of all documents or instruments which are listed in the Commitment as affecting the Real Property (the “Exception Documents”).

(iii)        Survey.  A survey of the Real Property (the “Survey”).

(iv)       UCC Searches.  A report of UCC Searches for any filings against the Property made by a search firm acceptable to Buyer (the “UCC Search”).

(b)        Buyer’s Objections.  Buyer shall be allowed ten (10) days after receiving the last of the Title Evidence in which to notify Seller in writing of any objections based on the form of or the matters disclosed by the Title Evidence (“Objections”).  Buyer’s failure to make Objections within such time period will constitute waiver of Objections.  Any matter shown on such Title Evidence and not objected to by Buyer shall be a “Permitted Exception” hereunder.  If Seller notifies Buyer that Seller is unwilling to cure any Objections or if the Objections are not cured within sixty (60) days after Buyer delivers written notice of the Objections to Seller, Buyer will have the right to do any of the following:

(i)          Waive the Objection and for each Objection that relates to a judgment, mortgage, deed of trust or other lien against the Real Property, reduce the amount of the Purchase Price to be paid at Closing by the amount the Escrow Agent requires in order to resolve such liens; or

(ii)         Terminate this Agreement by delivering written notice thereof to Seller, whereupon the Escrow Agent shall immediately return the Earnest Money and all accrued interest thereon to Buyer.

(c)         Warranty Deed.  At Closing, Seller shall convey good and marketable title to the Property to Buyer by Warranty Deed subject only to any Permitted Exceptions.

(e)         Title Policy.  Seller will, at Buyer’s expense, furnish to Buyer at Closing a title policy (the “Title Policy”) or a suitably marked up Commitment (the “Marked-Up Commitment”) signed by the Escrow Agent undertaking to issue such a Title Policy with coverage limits equal to the Purchase Price showing Buyer in fee title to the Real Property subject only to the Permitted Exceptions.

             6.          Seller’s Representations and Warranties.  Seller represents and warrants to Buyer as follows:

(a)         Authority.  This Agreement has been duly executed and delivered; all of Seller’s Closing Documents to be signed by Seller will have been duly executed and delivered at Closing; such execution, delivery and performance by Seller does not conflict with or result in a violation of any judgment, order, or decree of any court or arbiter to which Seller is a party or by which it is bound; this Agreement and those of Seller’s Closing Documents to be signed by Seller will contain the valid and binding obligations of Seller, and be enforceable in accordance with their terms.

(b)        Contracts.  Seller has made available to Buyer a correct and complete copy of each Contract (or a correct and complete description of any oral Contract) affecting the operation and maintenance of the Real Property and all amendments thereto.  The Contracts are in full force and neither Seller, nor any other party to the Contracts, is in default under the Contracts.

(c)         FIRPTA.  Seller is not a “foreign person”, “foreign partnership”, “foreign trust”, or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

IF BUYER PURCHASES THE PROPERTY HEREUNDER AND CLOSES PURSUANT TO THE PROVISIONS HEREOF, BUYER WILL HAVE HAD AMPLE OPPORTUNITY TO INSPECT AND EVALUATE THE PHYSICAL CHARACTERISTICS, TITLE MATTER, ZONING, SURVEY QUESTIONS, ACCESS ISSUES, SOIL CONDITIONS, ENVIRONMENTAL AND FINANCIAL CHARACTERISTICS OF THE PROPERTY, AND WILL HAVE INDEPENDENTLY DETERMINED THAT THE PROPERTY IS ACCEPTABLE IN ALL RESPECTS TO BUYER.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT BUYER IS EXPERIENCED IN THE ACQUISITION, DEVELOPMENT, LEASING, OWNERSHIP AND MANAGEMENT OF COMMERCIAL REAL ESTATE; AND THAT TO THE EXTENT THAT BUYER’S OWN EXPERTISE OR EXPERIENCE WITH RESPECT TO ANY ASPECT OF THE PROPERTY IS INSUFFICIENT TO ENABLE BUYER TO REACH AN INFORMED CONCLUSION, BUYER WILL HAVE ENGAGED PRIOR TO THE CLOSING THE SERVICES OF PERSONS QUALIFIED TO ADVISE BUYER WITH RESPECT TO SUCH MATTERS.  ACCORDINGLY, BUYER ACKNOWLEDGES AND AGREES THAT BUYER WILL BE PURCHASING AND ACCEPTING THE PROPERTY ABSOLUTELY AND UNCONDITIONALLY “AS-IS” WITHOUT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES MADE BY SELLER OR AGENTS FOR SELLER.

             7.          Section 1031 Tax Free Exchange.  Buyer and its assigns intend to acquire the Property as replacement property with the proceeds from like-kind real property pursuant to Section 1031 of the Internal Revenue Code in accordance with the requirements of said Section 1031 and the regulations thereunder.  Seller, without cost to it, agrees to cooperate with Seller in accomplishing said exchange by executing all deeds and other documents reasonably required for said purpose.

             8.          Buyer’s Conditions to Closing.  Buyer’s obligation to close on the purchase of the Property under this Agreement is contingent upon the occurrence, performance or satisfaction (in Buyer’s sole discretion) each of the following:

(a)         Title.  Seller must perform its obligation to convey to Buyer good and marketable title to the Property and deliver the Title Policy or the Marked-Up Commitment to Buyer at Closing in accordance with the requirements of Section 5 above.

(b)        Performance of Seller’s Obligations.  Seller shall have performed all of Seller’s obligations under this Agreement, including, but not limited to, the following:

(i)          Seller shall allow Buyer, and Buyer’s agents, access to the Real Property without charge and at all reasonable times for the purpose of Buyer’s investigation and testing the same.  Buyer shall pay all costs and expenses of such investigation and testing and shall hold Seller and the Real Property harmless for all costs and liabilities relating thereto (except for such costs and liabilities that may arise in connection with the remediation of any pre-existing hazardous waste or pollution problem that is discovered as a result of such investigation and testing).  Buyer shall further repair and restore any damage to the Real Property caused by or occurring during Buyer’s testing and return the Real Property to substantially the same condition as existed prior to such entry.

(ii)         Seller shall have delivered Seller’s Closing Documents to Buyer in accordance with Section 9.

             Any and all of the foregoing conditions are for the sole benefit of Buyer and may be waived, in writing, by Buyer.  If any of the foregoing conditions are not fulfilled, this Agreement shall be null and void at Buyer’s option, and the Earnest Money and all interest accrued thereon shall be returned to Buyer.  Seller, however, shall remain liable to Buyer for the breach of any representation or warranties contained in Section 6 hereof.

             9.          Closing.  The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur on the date specified by Buyer which is at least thirty (30) days after the Termination Date but, in any event, not later than September 1, 2001.  Any reference herein to the “Closing Date” shall mean the actual date of Closing as described in this Section.  The Closing shall take place at the offices of the Escrow Agent or at such other place as may be mutually agreed upon by the parties hereto.  Seller agrees to deliver possession of the Property to Buyer on the Closing Date.

             10.        Seller’s Closing Documents. On the Closing Date, Seller shall execute and/or deliver to Buyer the following (collectively, the “Seller’s Closing Documents”):

(a)         Deed and Bill of Sale.  A Warranty Deed conveying the Real Property to Buyer subject only to those exceptions permitted under Subsection 4(c) and a Bill of Sale conveying the Personal Property to Buyer.

(b)        Assignment of Warranties.  An Assignment of Warranties conveying the Warranties to Buyer.

(c)         Title Policy.  The Title Policy or the Marked-Up Commitment in the form specified in Section 5 of this Agreement.

(d)        FIRPTA Affidavit.  A non-foreign affidavit, properly executed and in recordable form, containing such information as is required by IRC Section 1445(b)(2) and its regulations.

(e)         Other Instruments.  All other instruments reasonably necessary to close this Agreement which sellers customarily execute or obtain and which are requested by the Escrow Agent, including, by way of example but not limitation, closing statements, releases, affidavit of parties in possession, and delivery of instruments required by the Escrow Agent as set forth in the Commitment to satisfy all matters set forth in the requirements section thereof.

             11.        Buyer’s Closing Documents.  On the Closing Date, Buyer will execute and/or deliver to Seller the following (collectively, the “Buyer’s Closing Documents”):

(a)         Purchase Price.  The Purchase Price in cash, certified funds or by wire transfer of U.S. Federal Funds.

(b)        Other Instruments.  All other instruments reasonably necessary to close this Agreement which buyers customarily execute or obtain and which are requested by the Escrow Agent, including, by way of example but not limitation, closing statements.

             12.        Prorations.  Seller and Buyer agree to the following prorations and allocation of costs regarding this Agreement:

(a)         Title and Closing Fee.  Buyer will pay all costs for preparing the Commitment and the cost of the Title Policy.  Seller and Buyer will each pay one-half of any reasonable and customary closing fee or charge imposed by any closing agent designated by the Escrow Agent.

(b)        Deed Tax.  Buyer shall pay all state deed tax or other taxes which must be paid in order to record the Warranty Deed for the Real Property.

(c)         Real Estate Taxes and Special Assessments.  Real estate taxes and special assessments payable in the year Closing occurs shall be prorated by Seller and Buyer as of the Closing Date based upon a calendar year. If the amount of such real estate taxes and special assessments cannot be determined on the Closing Date, Seller will deposit with the Escrow Agent from the Purchase Price, an amount equal to 100% of the most current estimate of such taxes, assuming for estimating purposes that the Real Property will be fully assessed.  Such deposit will be held in escrow and all interest earnings on such deposit to pay Seller’s share of the actual real estate taxes and special assessments payable in the year Closing occurs.  Any excess of such deposit will be paid by the Escrow Agent to Seller.  Seller will pay any deficiency, when such real estate taxes and special assessments are known.

(d)        Recording Cost.  Seller will pay the cost of all recording necessary to place record title in the condition warranted and requested by Buyer in this Agreement.  Buyer will pay the cost of recording all other documents.

(e)         Operating Costs.  All operating costs of the Property, will be allocated between Seller and Buyer as of the Closing Date, so that Seller pays that part of the operating costs allocable to the period prior to the Closing Date, and Buyer pays that part of the operating costs allocable to the period from and after the Closing Date.

(f)         Attorneys’ Fees.  Each of the parties will pay its own attorneys’ fees, except that a party defaulting under this Agreement or any closing document will pay the reasonable attorneys’ fees and court costs incurred by the non-defaulting party to enforce its rights regarding such default.

             13.        Operation Prior to Closing.  During the period from the Effective Date to the Closing Date, Seller, at Seller’s expense, will maintain the Property in its current condition excepting only ordinary wear and tear and damage or loss thereto covered by insurance.

             14.        Damage.  If, prior to the Closing Date, all or any part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give Buyer written notice of such fact and Buyer shall have the right (to be exercised within thirty (30) days after receipt of Seller’s notice) to terminate this Agreement.  If this Agreement is so terminated, neither party will have any further obligations under this Agreement and the Earnest Money and all accrued interest thereon shall be refunded to Buyer.  If Buyer fails to terminate this Agreement despite such damage, or if the Property is damaged but not substantially, Seller shall promptly commence to repair such damage or destruction and return the Property to its condition prior to such damage.  If such damage shall be completely repaired prior to Closing Date, then there shall be no reduction in the Purchase Price and Seller shall retain the proceeds of all insurance related to such damage.  If such damage shall not be completely repaired prior to the Closing Date but Seller is diligently proceeding to repair, then Seller shall complete the repair after the Closing Date and shall be entitled to receive the proceeds of all insurance related to such damage after repair is completed; provided, however, that Buyer shall have the right to delay the Closing Date until the repair is completed.  If Seller fails to diligently proceed to repair such damage, then Buyer shall have the right to require the Closing to occur and the Purchase Price (specifically, first the cash portion thereof, if applicable which is payable on the Closing Date) shall be reduced by the cost of such repair (as estimated by Buyer’s contractor), or at Buyer’s option, the Seller shall assign to Buyer all right to receive the proceeds of all insurance related to such damage and the Purchase Price shall be reduced by the amount of any deductibles on such insurance.  For purposes of this Section, the words “substantially damaged” mean damage that would cost $200,000 or more to repair.

             15.        Condemnation.  If, prior to the Closing Date, eminent domain proceedings are commenced against all or any part of the Property, Seller shall immediately give Buyer written notice of such fact and Buyer shall have the right (to be exercised within thirty (30) days after receipt of Seller’s notice) to terminate this Agreement.  If this Agreement is so terminated, neither party will have further obligations under this Agreement and the Earnest Money and all accrued interest thereon shall be reduced by any condemnation awards paid to Seller prior to Closing and Seller shall, at Closing, assign Buyer all of Seller’s right, title, and interest in and to any award made or to be made in the condemnation proceedings.  Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Buyer’s prior written consent.

             16.        Remedies.  If Buyer defaults under this Agreement, Seller shall have the right to terminate this Agreement by giving written notice to Buyer.  If Buyer fails to cure such default within the time period specified by law, this Agreement will terminate.  Upon such termination the Escrow Agent will deliver the Earnest Money and all accrued interest thereon to Seller and Seller shall retain the same as liquidated damages, time being of the essence of this Agreement.  The termination of this Agreement and retention of such sums by Seller will be the sole remedy available to Seller for such default by Buyer, and Buyer will not be liable for damages or specific performance.  If Seller defaults under this Agreement, Buyer shall have the right to seek and recover damages from Seller for nonperformance or specific performance of this Agreement.

             17.        Broker’s Commission. Seller and Buyer represent and warrant to each other that they have dealt with no other brokers, finders, or the like in connection with this transaction other than Colliers Towle and Kami, Inc., whose fees shall be paid pursuant to an agreement attached hereto as Exhibit D.  Seller and Buyer agree to indemnify each other and to hold each other harmless against all claims, damages, costs or expenses of or for any brokerage fees or commissions resulting from their actions or agreements regarding the execution or performance of this Agreement, and to pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party (including reasonable attorneys’ fees) or in enforcing such right to indemnification.

             18.        Mutual Indemnification.          Seller and Buyer agree to indemnify each other against, and hold each other harmless from, all liabilities (including reasonable attorneys’ fees in defending against claims or in enforcing such right to indemnification) arising out of the ownership, operation or maintenance of the Property for their respective periods of ownership.  Such rights to indemnification will not arise to the extent that (a) the party seeking indemnification actually receives insurance proceeds or other cash payments directly attributable to the liability in question (net cost of collection, including reasonable attorneys’ fees), or (b) the claim for indemnification arises out of the act or neglect of the party seeking indemnification.  If and to the extent that the indemnified party has insurance coverage, or the right to make claim against any third party for any amount to be indemnified against set forth above, the indemnified party will, upon full performance by the indemnifying party or, if such rights are not assignable, the indemnified party will diligently pursue such rights by appropriate legal action or proceeding and assign the recovery and/or right of recovery to the indemnifying party to the extent of the indemnification payment made by such party.

             19.        Assignment.  Buyer shall have the right to assign its rights hereunder.

             20.        Time.  Time is of the essence of this Agreement.  Where any date or time prescribed by this Agreement falls on a Saturday, Sunday, or statutory holiday, such date or time shall automatically be extended to the next business day.

             21.        Survival.  All of the terms of this Agreement will survive and be enforceable after the Closing and will not merge into the Warranty Deed to be delivered by Seller to Buyer.

             22.        Notices.  Any notices required or permitted to be delivered in connection with this Agreement must be in writing and may be given by certified or registered mail, facsimile, hand delivery or by overnight courier and shall be deemed to be received (a) if given by certified or registered mail, three (3) days after when deposited in the United States mail, postage prepaid, certified mail, return receipt requested, or (b) if given by facsimile or hand delivery, when such notice is received by the party to whom it is addressed, or (c) if given by an overnight courier or delivery service, when delivered by such courier.  Notice shall be sent to Seller or Buyer at the address or telecopy number set forth below.  Any party shall have the right to change its address by giving five (5) days written notice to the other parties.

If to Seller:	CSC of Minnesota LLC, a Minnesota
Limited Liability Company
c/o Duane Lund
4150 Olson Memorial Highway
Golden Valley, MN 55422
Phone: (763) 398-1104
Fax: (763) 398-1101

If to Buyer:	IRET Properties
ATTN: Thomas A. Wentz, Sr.
12 South Main
Minot, North Dakota 58701
Phone: (701) 837-4738
Fax: (701) 838-7785

             23.        Captions.  The paragraph headings or captions appearing in this Agreement have been inserted for convenience only, are not part of this Agreement and are not to be considering in interpreting this Agreement.

             24.        Entire Agreement:  Modification.  This written Agreement together with the Exhibits attached hereto constitutes the complete agreement between the parties and supersedes any prior or contemporaneous oral or written agreements between the parties regarding the Property.  There are no verbal agreements that change this Agreement and no waiver of any of its terms will be effective unless in writing executed by the parties.

             25.        Binding Effect.  This Agreement binds and benefits the parties and their successors and assigns.

             26.        Capitalized Terms.  All capitalized terms shall have the meaning assigned to them in this Agreement.

             27.        Interpretation.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

             28.        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, provided that both parties may still effectively realize the complete benefit of the transaction contemplated hereby.

             29.        Waiver of Benefits.  If any of the warranties, representations, covenants, agreements, or conditions (individually and collectively the “Requirements”) required herein are not true, correct, performed, satisfied or met, the party for whose benefit the Requirements are intended may, at its sole election, waive any such Requirements in which event this Agreement shall continue in full force and effect.

             30.        Controlling Law.  This Agreement has been made under the laws of the State of Minnesota, and such laws will control its interpretation.

             31.        Certificate of Dates.  On the Effective Date, Buyer shall fill in, execute and send two copies of the Certificate of Dates that is attached hereto as Exhibit E to Seller.  Within five (5) days after Seller’s receipt of the Certificates, Seller shall execute one of the Certificates and return it to Buyer in order to confirm the parties agreement as to the actual dates of the Effective Date, the Termination Date, and the Closing Date under this Agreement.

             32.        Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one and the same agreement.  This Agreement shall be binding as long as all parties execute one (although not necessarily the same) counterpart.  This Agreement may be executed by facsimile signatures and each facsimile signature shall be binding as if it were and original signature.

             IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

SELLER:	BUYER:

CSC of Minnesota LLC, a Minnesota Limited Liability Company	IRET Properties, a North Dakota Limited Partnership, by
IRET. Inc., its sole General Partner
By: /s/ Duane H. Lund
By /s/ Thomas A. Wentz, Sr.

Its: Manager
	Name:	Thomas A. Wentz, Sr.

	Title:	President

EXHIBIT A TO THAT CERTAIN PURCHASE AGREEMENT
BETWEEN CSC OF MINNESOTA LLC, A MINNESOTA LIMITED LIABILITY
COMPANY, AS SELLER,
AND IRET PROPERTIES, A NORTH DAKOTA LIMITED
PARTNERSHIP, AS BUYER,

LEGAL DESCRIPTION OF REAL PROPERTY:

(Attached as Appendix A)

Parcel 1:

Lots 2, 3 and 8 and the East half of Lots 4 and 7, Block 2, Highway Addition, except the North 3 feet of said Lots 2, 3 and 4; and Lots 1, 2 and 3, Block 4, Highway Addition Plat 2, Except the North 3 feet of said Lot 1;

Parcel 2:

Lot 5 and the West half of Lot 4, Block 2, Highway Addition Except:

(1)	The South 10 feet of said Lot 5;

(2)	The South 10 feet of the West Half of said Lot 4:

(3)	That part of said Lot 5 and that part of the West half of said Lot 4 lying Northerly of the following described line: Beginning at a point on the East line of the West Half of said Lot 4, distant 3 feet South of the North line of said Lot 4; thence Westerly and Parallel to the North line of said Lots 4 and 5 a distance of 176.41 feet; thence deflect left 45 degrees along a straight line to the West line of said Lot 5 and there terminating.

All according to the plats thereof recorded in the Office of the County Recorder in and for Stearns County Minnesota.

Abstract Property

EXHIBIT B TO THAT CERTAIN PURCHASE AGREEMENT
BETWEEN IRET PROPERTIES, AS SELLER,
AND CSC OF MINNESOTA LLC, AS BUYER

Stewart Title Guaranty Company
50 South Steele, Suite 600
Denver, CO  80209
ATTN: Carma Allen

RE:	Purchase Agreement between IRET Properties, as Seller, and CSC of Minnesota LLC, as Buyer (the “Purchase Agreement”).

Stewart Title & Guarantee Company (“Escrow Agent”) has been appointed to serve as the Escrow Agent under the above-referenced Purchase Agreement.  As Escrow Agent, you will be receiving and holding the Earnest Money in accordance with the Purchase Agreement.  The purpose of this letter is to provide you with joint direction from the Seller and Buyer, as defined in the Purchase Agreement, as to disposition of the Earnest Money and all accrued interest thereon.  You are authorized and directed to disburse funds as follows:

(i)	If Seller cancels the Purchase Agreement pursuant to its terms and provides you with a copy of a Notice of Cancellation, an Affidavit of Service that indicates that such Notice has been served upon Buyer and an Affidavit executed by the Seller to indicate that such Notice was given, then you shall promptly deliver the Earnest Money and all accrued interest thereon to Seller unless prior to such payment you receive a copy of a court order enjoining such cancellation; and

(ii)	If the purchase and sale of the Property closes, you will deliver the Earnest Money and all accrued interest thereon to Seller at Closing and such amounts shall be credited against the Purchase Price.

By acceptance of this letter, the Escrow Agent has agreed to hold and deliver the Earnest Money and all accrued interest thereon in accordance with the Purchase Agreement and this letter on the understanding that the Escrow Agent shall not be liable for any acts or omissions of any kind unless occasioned by its negligence, misconduct or its failure to account for funds held on deposit.

Seller and Buyer agree to hold the Escrow Agent harmless from any claims or damages arising out of the performance of the Escrow Agent’s duties including court costs and reasonable attorney’s fees incurred in connection therewith, except for claims or damages with respect to or arising out the Escrow Agent’s negligence, misconduct or failure to account for funds held on deposit.

Very truly yours,

IRET Properties, by IRET, Inc.

By:

Name: Thomas A. Wentz, Sr.

Title: President

CSC of Minnesota LLC

By:

Its:

Agreed to on this		day of

, 2001.

Stewart Title & Guaranty Company

By:

Name:

Title:

EXHIBIT C TO THAT CERTAIN PURCHASE AGREEMENT
BETWEEN IRET PROPERTIES, AS BUYER,
AND CSC OF MINNESOTA LLC, AS SELLER

CERTIFICATE OF DATES

             Seller and Buyer agree that the following defined dates in the above-referenced Purchase Agreement shall mean, unless delayed as provided therein, the dates specified as follows:

1.	The Effective Date means	, 2001

2.	Termination Date means February 16, 2001.

3.	The Closing Date means the date at least 30 days after the termination date as specified by Buyer, but not later than September 1, 2001.

BUYER

IRET Properties, by IRET, Inc.

By:

Name: Thomas A. Wentz, Sr.

Title: President

SELLER

CSC of Minnesota LLC

By:

Its:

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